Exhibit 99.1

P R E S S   R E L E A S E

Splunk Expands Commitment to Global Social Impact

Splunk Veterans Lenny Stein and Scott Morgan Assume New Leadership Positions

SAN FRANCISCO - September 17, 2018 - Splunk Inc. (NASDAQ: SPLK), first in delivering “aha” moments from machine data, today announced new roles for two long-term leaders, as Lenny Stein is appointed to the newly created position of Senior Vice President of Global Affairs, and Scott Morgan assumes leadership of legal affairs as General Counsel.

Stein will lead an expansion of Splunk’s global social impact program Splunk4Good, advancement of Splunk’s worldwide governmental affairs initiatives and engagement with international organizations for public-private cooperation. Stein previously served as Splunk’s first General Counsel and first Chief Legal Officer. Morgan succeeds Stein as corporate secretary and joins Splunk’s executive leadership team.

“I am excited to further improve our commitment to give back to the world through Splunk4Good and to expand the great work Splunk is doing in both global and legal affairs,” said Doug Merritt, President and CEO, Splunk. “Lenny and Scott have been tremendous leaders for Splunk since before our IPO and are a big part of our continued growth, and I am excited to see them lead us forward in their new capacities.”

“I fundamentally believe that the insights, answers and outcomes that Splunk® solutions deliver have the power to transform lives,” said Stein. “As emerging technologies, including artificial intelligence and the Internet of Things, rapidly become ubiquitous, we must help enable their responsible adoption and use so that all people and organizations may benefit.”

“Increasingly, legal affairs plays a critical role ensuring that Splunk exceeds our customers’ and partners’ expectations, accelerating their success,” said Morgan. “I am excited to be part of our executive staff and to help organizations navigate their digital transformation and take action on their data.”

About Splunk Inc.

Splunk Inc. (NASDAQ: SPLK) turns machine data into answers. Organizations use market-leading Splunk solutions with machine learning to solve their toughest IT, Internet of Things and security challenges. Join millions of passionate users and discover your “aha” moment with Splunk today: http://www.splunk.com.

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Splunk Inc.

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